                                  EXHIBIT 5.1

               [LETTERHEAD OF AKERMAN, SENTERFITT & EIDSON, P.A.]


                               October 24, 1996

Bush Industries, Inc.
One Mason Drive
Jamestown, New York  14702

     RE:   REGISTRATION STATEMENT ON FORM S-3
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Gentlemen:

     We are special counsel to Bush Industries, Inc., a Delaware corporation (the "Company"), and our opinion has been requested with respect to the inclusion of an aggregate 153,689 shares of the Company's Class A Common Stock (the "Shares") in a Registration Statement on Form S-3.

     This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, issued by the Business Law Section of The Florida Bar, 46 The Business Lawyer, No. 4 (the
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"Report").  The Report is incorporated by reference into this opinion.

     Based upon the foregoing, it is our opinion that the outstanding Shares included in the Registration Statement on Form S-3 have been duly authorized and are validly issued.

     In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein, and the general corporation laws of the State of Delaware.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 relating to the Shares, as filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

                              Very truly yours,

                              AKERMAN, SENTERFITT & EIDSON, P.A.